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                                                                      EXHIBIT 99


VARIAN 50 YEARS
NEWS RELEASE
VARIAN ASSOCIATES, INC., 3050 HANSEN WAY, PALO ALTO, CALIFORNIA 94304-1000 http://www.varian.com


                                                        FOR INFORMATION CONTACT;
                                                     Gary Simpson (650) 424-5782
                                                    gary.simpson@corp.varian.com

                                                           FOR IMMEDIATE RELEASE
                                                                 August 21, 1998



VARIAN ASSOCIATES PLANS REORGANIZATION TO CREATE THREE INDEPENDENT BUSINESSES, ENHANCE COMPETITIVENESS, VALUE

        Palo Alto, Calif. -- Varian Associates, Inc., today announced that its Board of Directors has approved the development of a detailed plan to reorganize the company's core businesses in health care systems, semiconductor equipment, and instruments into three separate public companies.

        Under the plan, Varian would spin-off two of the three businesses, with shareholders receiving stock in the new entities commensurate with their holdings immediately prior to the time of the distribution. The company said it will seek stockholder approval of the final plan as well as a favorable ruling from the U.S. Internal Revenue Service confirming the tax-free nature of the spin-offs for both Varian and its stockholders.

        Chairman and Chief Executive J. Tracy O'Rourke said that the reorganization is the result of an extensive analysis and will give the management of all three businesses better ability to focus on their respective markets, customer needs, costs, and growth opportunities. The plan will allow each business greater freedom to organize its capital structure, allocate resources, and design strategies appropriate to its particular situation. He added that the management teams of the independent businesses would also be able to design compensation programs targeted to their specific circumstances and performance, and thus will be better positioned to attract and retain key personnel.

        Although the three businesses all have historical ties to Varian's rich heritage of technological innovation, O'Rourke noted that there is no longer a material synergy between any of the operations. Each of the three now has distinctly different products and customers and must contend with entirely different competitive forces and business cycles.
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        Varian's Health Care Systems business is organized around two major product lines -- radiation oncology equipment for treating cancer and x-ray tubes for various diagnostic uses. It had fiscal 1997 sales of $472 million and has plants in California, Utah, Illinois, and South Carolina in the U.S. in addition to production centers in England, France, Switzerland, and Finland. With over 3,500 systems in service, the business ranks as the world's largest supplier of radiotherapy equipment as well as the leading supplier of x-ray tubes for original equipment and replacement use.

        Varian's Instruments business is a major manufacturer of analytical and research instrumentation for industrial and scientific applications. Its activities also include a line of vacuum pumps and leak detection equipment as well as a state of the art circuit board manufacturing center. These ventures posted combined 1997 sales of $527 million and include factories in Arizona, California, Colorado, and Massachusetts in the U.S. along with plants in Australia, Italy, and The Netherlands.

        Varian's Semiconductor Equipment business makes and services ion implantation systems, a key step in the chip manufacturing process. Its 1997 sales totaled $424 million, and it has manufacturing and R&D facilities in the U.S. (at two Massachusetts locations), Japan, and Korea. This operation is the world's leading supplier of ion implant systems, with over 2,500 systems shipped to chip manufacturers worldwide.

        In addition to greater flexibility and sharper focus, O'Rourke said Varian's Board believes the plan will also enhance shareholder value by more fairly recognizing the inherent worth of the company's disparate core businesses.

        Although Varian has enjoyed considerable operational and financial success since the Board brought O'Rourke in to lead a turnaround in 1990 -- including three consecutive record years in 1995-97 -- it has also suffered from the "conglomerate discount" that Wall Street assigns to firms with diverse businesses. As an illustration, the price of Varian's stock currently trades at a discount to those of peer companies in all three of its core businesses despite its significantly improved performance.

        The company's overall results are also often inordinately influenced by factors in a single area such as the volatility of the semiconductor industry where the current down-cycle has helped to push its stock price as much as 50% or more below its historical high.
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        O'Rourke said the reorganization will have a minimal effect on the approximately 7,100 employees in the company's operating units. While most of the employees at Varian's Palo Alto, California headquarters office are expected to migrate to new positions in one of the three independent companies, he said some jobs will inevitably become redundant when the reorganization has been accomplished. Those persons will be provided with appropriate severance benefits.

        Varian's chairman added that further details on the reorganization and spin-off of the newly independent businesses will be released periodically over the next six to nine months as part of the process of securing shareholder approval for the proposal. Warburg Dillon Read LLC is advising Varian on the planned reorganization.

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Varian Associates, Inc., is a $1.4 billion NYSE company headquartered in Palo
Alto California. Press announcements and other information about the company are available on the World Wide Web at the URL http://www.varian.com